SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549



                                    FORM 8-K



                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



       Date of Report: (Date of earliest event reported) October 22, 2003



                              CORNING INCORPORATED
             (Exact name of registrant as specified in its charter)



New York                            1-3247                  16-0393470
(State or other jurisdiction        (Commission             (I.R.S. Employer
of incorporation)                   File Number)            Identification No.)



One Riverfront Plaza, Corning, New York                     14831
(Address of principal executive offices)                    (Zip Code)


(607) 974-9000
(Registrant's telephone number, including area code)



N/A
(Former name or former address, if changed since last report)

Item 9.  Regulation FD Disclosure (including Item 12 information).
------------------------------------------------------------------

The following information is furnished pursuant to Item 12, "Results of Operations and Financial Conditions" under Item 9, "Regulation FD Disclosure" of Form 8-K as directed by the U.S. Securities and Exchange Commission in Release No. 34-47583.

The Corning Incorporated press release dated October 22, 2003, regarding its financial results for the quarter ended September 30, 2003, is attached hereto as Exhibit 99.1. This press release includes certain non-GAAP financial measures. A reconciliation of those measures to the most directly comparable GAAP measures is attached hereto as Exhibit 99.2.


(c)     Exhibit Index

99.1    Press Release dated October 22, 2003, issued by Corning Incorporated.

99.2    Reconciliation of non-GAAP financial measures.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                CORNING INCORPORATED
                                Registrant



Date: October 22, 2003          By    /s/  KATHERINE A. ASBECK
                                           ------------------------------------
                                           Katherine A. Asbeck
                                           Senior Vice President and Controller

                                                                    Exhibit 99.1
                                                                    ------------





FOR RELEASE -- OCTOBER 22, 2003

Media Relations Contact:                      Investor Relations Contact:
------------------------                      ---------------------------
Daniel F. Collins                             Kenneth C. Sofio
(607) 974-4197                                (607) 974-7705
collinsdf@corning.com                         sofiokc@corning.com

                    Corning Reports Third Quarter Net Income

CORNING, N.Y.-- Corning Incorporated (NYSE: GLW) today announced that it had third-quarter sales of $772 million and net income of $33 million or $0.02 diluted earnings per share.

"We have been relentless throughout the year in focusing on our three leadership priorities: maintaining our financial health; restoring profitability; and continuing to invest in our future. I am particularly pleased that we achieved our profitability goal in the third quarter," James R. Houghton, chairman and chief executive officer, said. "The hard work and dedication of all our employees is paying off," he said.

Corning said its third-quarter results include net pretax charges of $39 million (net after-tax and minority interest charges of $22 million or $0.02 per share). These include:

..    A $51 million charge ($31 million after-tax) to reflect the increase in the market value of Corning's common stock to be contributed to settle the asbestos litigation related to Pittsburgh Corning Corporation.
..    A $10 million gain ($8 million after-tax and minority  interest)  primarily related to the reversal of prior years' restructuring and impairment charges. This amount also includes a gain on the sale of certain Corning Asahi Video Products Company (CAV) assets, a loss on the sale of certain
     photonics  business  assets  and  a  minor  restructuring   charge  in  the
     telecommunications segment.
..    A  net  gain  of  $2  million  ($1  million   after-tax)  related  to  debt
     repurchases.

Third-Quarter Operating Results
Third-quarter sales of $772 million surpassed the company's guidance range of $740 million to $765 million and increased by $20 million over second-quarter sales. Corning's technologies segment sales for the quarter were $396 million compared to sales of $400 million for the second quarter. Sales increases in the company's Display Technologies and Environmental Technologies businesses were offset primarily by declines in the conventional television tube business (CAV), which Corning decided to exit earlier this year.




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


Corning Reports Third Quarter Net Income
Page Two


The Display Technologies business recorded its eighth consecutive quarter of sequential sales growth of liquid crystal display (LCD) glass with a 7 percent volume increase over the previous quarter. The volume increase was due to the continued popularity of notebook computers, the displacement at the desktop of CRTs by flat panel monitors and the migration to larger screen sizes by panel manufacturers. The business experienced stable prices and continued favorable foreign exchange rates in the quarter.

Sales in Corning's environmental business were $121 million for the third quarter versus $117 million for the previous quarter, a sequential increase of 3 percent. The increase was the result of diesel and automotive ceramic substrate demand and the industry's shift to thin-wall and ultra-thin wall solutions. This business also continued to benefit from favorable foreign exchange rates in the quarter.

Corning's telecommunications segment sales were $370 million, an increase of $23 million over second-quarter sales of $347 million. The gain was due to a sequential increase in fiber volume of almost 20 percent, driven primarily by seasonal strength in North America and Europe, along with continued demand in Japan and China. Fiber pricing for the quarter was down less than 5 percent. The telecommunications segment also benefited from several submarine cable project sales in the third quarter.

Equity earnings for the third quarter were $75 million, a $15 million increase over second quarter equity earnings, driven by strong performance by Samsung Corning Precision Glass Company. Corning's equity earnings from Dow Corning were $22 million for the quarter compared to $25 million in the second quarter. Corning began to recognize equity earnings from Dow Corning in January of this year.

Cash Flow Update
The company ended the third quarter with $1.4 billion in cash and short-term investments, a decline of $96 million from the second quarter. The decline included $383 million of net debt repayments, substantially offset by $370 million of net proceeds from the July common stock offering. In addition, Corning made $58 million in restructuring payments and a $70 million voluntary pension fund contribution. The company's debt-to-capital ratio was 35 percent at the end of the third quarter, a significant improvement from the second-quarter ratio of 40 percent.

Fourth-Quarter Outlook
Corning said it anticipates fourth-quarter sales to be in the range of $740 million to $765 million, with earnings per share in the range of $0.03 to $0.04, before special items. The company expects fourth-quarter sales in its technologies segment to grow, led by sequential volume increases in LCD glass of 15 percent to 20 percent, with continued stable pricing. The company said that the volume increase will be driven by the rapid ramp up of Generation 5 glass production in Taiwan and Generation 6 glass manufacturing in Japan. The growth in Display Technologies is expected to be partially offset by seasonal declines in the Life Sciences and Environmental Technologies businesses.



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


Corning Reports Third Quarter Net Income
Page Three


Telecommunications segment fourth-quarter sales are expected to be down from third quarter levels due to lower submarine cable project sales and anticipated fiber volume declines of 15 percent to 20 percent. The expected decline in fiber volume is primarily the result of traditional seasonal slowdowns in North America and Europe. Fiber pricing declines are expected to be less than 5 percent.

Remarking on the company's performance, James B. Flaws, vice chairman and chief financial officer, said, "We clearly have been tested over the past two years by the severe downturn in the telecommunications market. We have passed this test with our return to profitability and improved balance sheet and are now poised for long-term growth with three exciting business opportunities.

"First, demand for flat panel desktop monitors is approaching 40 percent market penetration and their popularity continues to grow. The number of LCD televisions purchased this year will double over last year, and we should see significant growth in larger size glass panels for LCD televisions in the future. The combination of an emerging LCD TV market and larger flat panel desktop monitors plays to a unique competitive advantage for Corning as we bring on additional Generation 5 and Generation 6 manufacturing capacity next year to meet the expected market demand," he said.

Flaws added, "We also are investing to seize the significant opportunities that the global diesel emissions market presents, and we will continue innovating our product offering for the automotive passenger car market. Finally, we believe that fiber-to-the-premises represents a long-term opportunity for Corning as favorable public policy in the U.S. and elsewhere will spur future telecommunications industry investment."

On Thursday, Oct. 30, Corning will be hosting an investor luncheon at the Hilton Hotel in San Francisco. Corning also will host an investor luncheon at the Westin Hotel in Portland, Oregon, on Friday, Nov. 7. Both luncheons, which will begin at noon, are a part of the company's ongoing investor outreach program. To reserve a seat at either luncheon, please register through the investor relations Web page at www.corning.com or contact Corning's investor relations department by calling 607-974-8764.

Presentation of Information in this News Release
Corning's earnings estimate for the fourth quarter is a non-GAAP financial measure as it excludes any potential gains or losses arising from previously announced restructuring actions, any further adjustments to the asbestos settlement reserve required by movement in Corning's stock price and income from discontinued operations. The company believes presenting earnings estimates that exclude these items is helpful in understanding Corning's operating results. Corning provides a reconciliation of the non-GAAP earnings per share estimate to a GAAP earnings per share estimate on our investor relations Web site at www.corning.com/investor_relations.






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


Corning Reports Third Quarter Net Income
Page Four


About Corning Incorporated
Corning Incorporated (www.corning.com) is a diversified technology company that concentrates its efforts on high-impact growth opportunities. Corning combines its expertise in specialty glass, ceramic materials, polymers and the manipulation of the properties of light, with strong process and manufacturing capabilities to develop, engineer and commercialize significant innovative products for the telecommunications, information display, environmental, semiconductor, and life sciences industries.

Third-Quarter Conference Call Information
The  company  will host a  third-quarter  conference  call at 8:30  a.m.  EDT on
Thursday, Oct. 23. To access the call, dial (630) 395-0018. The password is Earnings. The leader is Sofio. A replay of the call will begin at approximately 10:30 a.m. EDT and will run through 5 p.m. EDT, Thursday, Nov. 6. To listen, dial (402) 220-3489, no passcode is required. To listen to a live audio webcast of the call at 8:30 a.m. on Thursday, Oct. 23, please go to our website and follow the instructions: http://www.corning.com/investor_relations. The audio webcast will be archived for 14 days following the call.

Forward-Looking and Cautionary Statements
This press release contains forward-looking statements that involve a variety of business risks and other uncertainties that could cause actual results to differ materially. These risks and uncertainties include the possibility of changes or fluctuations in global economic and political conditions; tariffs, import duties and currency fluctuations; product demand and industry capacity; competitive products and pricing; manufacturing efficiencies; cost reductions; availability and costs of critical components and materials; new product development and commercialization; order activity and demand from major customers; capital spending by larger customers in the liquid crystal display industry and other businesses; changes in the mix of sales between premium and non-premium products; facility expansions and new plant start-up costs; possible disruption in commercial activities due to terrorist activity, armed conflict, political instability or major health concerns; ability to obtain financing and capital on commercially reasonable terms; adequacy and availability of insurance; capital resource and cash flow activities; capital spending; equity company activities; interest costs; acquisition and divestiture activities; the level of excess or obsolete inventory; the rate of technology change; the ability to enforce patents; product and components performance issues; changes in key personnel; stock price fluctuations; and adverse litigation or regulatory developments. These and other risk factors are identified in Corning's filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the day that they are made, and Corning undertakes no obligation to update them in light of new information or future events.

                                       ###

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
               (Unaudited; in millions, except per share amounts)

                                                      For the three months ended           For the nine months ended
                                                             September 30,                       September 30,
                                                      --------------------------          --------------------------
                                                          2003           2002                2003           2002
                                                       ---------       ---------          ---------       ---------
Net sales                                              $     772       $     762          $   2,270       $   2,428
Cost of sales                                                546             633              1,663           1,931
                                                       ---------       ---------          ---------       ---------

Gross margin                                                 226             129                607             497

Operating expenses
    Selling, general and administrative expenses             147             157                447             533
    Research, development and engineering expenses            80             113                258             370
    Amortization of purchased intangibles                     10              11                 28              33
    Restructuring, impairment and other charges
      and credits                                            (10)            125                 90             619
                                                       ---------       ---------          ---------       ---------

Operating loss                                                (1)           (277)              (216)         (1,058)

Interest income                                                7              10                 24              34
Interest expense                                             (36)            (44)              (118)           (136)
Asbestos settlement                                          (51)                              (388)
Gain on repurchases of debt, net                               2              22                 19              90
Other income (expense), net                                    5              (1)                11             (10)
                                                       ---------       ---------          ---------       ---------

Loss from continuing operations before income taxes          (74)           (290)              (668)         (1,080)
Benefit for income taxes                                     (30)            (91)              (208)           (325)
                                                       ---------       ---------          ---------       ---------

Loss from continuing operations before minority
  interests and equity earnings                              (44)           (199)              (460)           (755)
Minority interests                                             2               5                 72              17
Equity in earnings of associated companies, net
  of impairments                                              75              42                194              97
                                                       ---------       ---------          ---------       ---------

Income (loss) from continuing operations                      33            (152)              (194)           (641)
Income from discontinued operations, net of
  income taxes                                                                19                                 48
                                                       ---------       ---------          ---------       ---------

Net income (loss)                                             33            (133)              (194)           (593)

Dividend requirements of preferred stock                                    (128)                              (128)
                                                       ---------       ---------          ---------       ---------

Earnings (loss) attributable to common shareholders    $      33       $    (261)         $    (194)      $    (721)
                                                       =========       =========          =========       =========

Basic earnings (loss) per common share from:
    Continuing operations                              $    0.03       $   (0.27)         $   (0.15)      $   (0.79)
    Discontinued operations                                                 0.02                               0.05
                                                       ---------       ---------          ---------       ---------
Basic earnings (loss) per common share                 $    0.03       $   (0.25)         $   (0.15)      $   (0.74)
                                                       =========       =========          =========       =========

Diluted earnings (loss) per common share from:
    Continuing operations                              $    0.02       $   (0.27)         $   (0.15)      $   (0.79)
    Discontinued operations                                                 0.02                               0.05
                                                       ---------       ---------          ---------       ---------
Diluted earnings (loss) per common share               $    0.02       $   (0.25)         $   (0.15)      $   (0.74)
                                                       =========       =========          =========       =========

Shares used in computing per share amounts for:
    Basic earnings (loss) per common share                 1,314           1,036              1,253             977
                                                       =========       =========          =========       =========
    Diluted earnings (loss) per common share               1,390           1,036              1,253             977
                                                       =========       =========          =========       =========

See notes to consolidated financial statements.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                           CONSOLIDATED BALANCE SHEETS
                     (In millions, except per share amounts)

                                                                                           Unaudited
                                                                                         September 30,       December 31,
                                                                                             2003                2002
                                                                                         -----------        -------------
Assets

Current assets:
   Cash and cash equivalents                                                              $     809           $   1,426
   Short-term investments, at fair value                                                        608                 664
                                                                                          ---------           ---------
     Total cash and short-term investments                                                    1,417               2,090
   Trade accounts receivable, net                                                               498                 470
   Inventories                                                                                  491                 559
   Deferred income taxes                                                                        375                 296
   Other accounts receivable                                                                    117                 358
   Prepaid expenses and other current assets                                                     70                  52
                                                                                          ---------           ---------
       Total current assets                                                                   2,968               3,825

Restricted cash and investments                                                                  66                  82
Investments                                                                                     985                 769
Property, net                                                                                 3,582               3,705
Goodwill                                                                                      1,730               1,715
Other intangible assets, net                                                                    175                 213
Deferred income taxes                                                                         1,106                 887
Other assets                                                                                    202                 210
                                                                                          ---------           ---------

Total assets                                                                              $  10,814           $  11,406
                                                                                          =========           =========

Liabilities and Shareholders' Equity

Current liabilities:
   Loans payable                                                                          $      49           $     204
   Accounts payable                                                                             310                 339
   Other accrued liabilities                                                                  1,089               1,137
                                                                                          ---------           ---------
       Total current liabilities                                                              1,448               1,680

Long-term debt                                                                                2,819               3,963
Postretirement benefits other than pensions                                                     614                 617
Other liabilities                                                                               615                 396
Commitments and contingencies
Minority interests                                                                               36                  59
Shareholders' equity:
   Preferred stock - Par value $100.00 per share; Shares authorized: 10 million
     Series C mandatory convertible preferred stock - Shares issued: 5.75 million;
     Shares outstanding: 1.05 million and 1.55 million                                          105                 155
   Common stock - Par value $0.50 per share; Shares authorized: 3.8 billion;
     Shares issued: 1,388 million and 1,267 million                                             694                 634
   Additional paid-in capital                                                                10,275               9,695
   Accumulated deficit                                                                       (5,115)             (4,921)
   Treasury stock, at cost; Shares held: 58 million and 70 million                             (581)               (702)
   Accumulated other comprehensive loss                                                         (96)               (170)
                                                                                          ---------           ---------
       Total shareholders' equity                                                             5,282               4,691
                                                                                          ---------           ---------

Total liabilities and shareholders' equity                                                $  10,814           $  11,406
                                                                                          =========           =========

Certain amounts for 2002 were reclassified to conform with 2003 classifications.

See notes to consolidated financial statements.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (Unaudited; in millions)

                                                                      For the three months ended  For the nine months ended
                                                                        Sept. 30,    June 30,           September 30,
                                                                        ---------    ---------      ----------------------
                                                                          2003          2003          2003          2002
                                                                        ---------    ---------      ---------     --------
Cash flows from operating activities:
   Income (loss) from continuing operations                             $     33     $    (22)      $   (194)     $  (641)
   Adjustments to reconcile income (loss) from continuing operations to net cash provided by (used in) operating activities:
     Amortization of purchased intangibles                                    10            9             28           33
     Depreciation                                                            113          132            363          471
     Asbestos settlement                                                      51           39            388
     Restructuring, impairment and other charges and credits                 (10)          49             90          619
     Gain on repurchases of debt, net of inducements                          (2)         (13)           (19)         (90)
     Undistributed earnings of associated companies                          (60)         (25)           (84)          (4)
     Minority interests, net of dividends paid                                (6)         (33)           (76)         (17)
     Deferred tax benefit                                                    (25)         (56)          (259)        (145)
     Interest expense on convertible debentures                                2            6             15           30
     Restructuring payments                                                  (58)         (49)          (201)        (193)
     Decreases (increases) in restricted cash                                 22          (18)             1          (20)
     Income tax refund                                                                                   191
     Employee benefits in excess of expense                                  (65)          (8)           (93)         (27)
     Changes in certain working capital items:
        Trade accounts receivable                                            (12)          30              5           97
        Inventories                                                           39           27             73           88
        Other current assets                                                  38          (14)            34         (117)
        Accounts payable and other current liabilities,
          net of restructuring payments                                      (55)         (55)          (228)        (259)
     Other, net                                                                3           26             32          (46)
                                                                        --------     --------       --------      -------
Net cash provided by (used in) operating activities                           18           25             66         (221)
                                                                        --------     --------       --------      -------

Cash flows from investing activities:
   Capital expenditures                                                      (94)         (55)          (204)        (279)
   Acquisitions of businesses, net of cash acquired                                                                   (29)
   Proceeds from sale of precision lens business                                                           9
   Net proceeds from sale or disposal of assets                               (4)          30             39           62
   Increase in long-term investments and other long-term assets                            (4)            (4)         (18)
   Short-term investments - acquisitions                                    (365)        (633)        (1,426)      (1,557)
   Short-term investments - liquidations                                     525          587          1,481        2,123
   Restricted investments - acquisitions                                                                             (117)
   Restricted investments - liquidations                                       9            3             15           67
   Other, net                                                                                              1           (2)
                                                                        --------     --------       --------      -------
Net cash provided by (used in) investing activities                           71          (72)           (89)         250
                                                                        --------     --------       --------      -------

Cash flows from financing activities:
   Net (repayments of) proceeds from loans payable                          (106)           8           (160)        (502)
   Proceeds from issuance of long-term debt                                                                            11
   Repayments of long-term debt                                             (277)        (634)        (1,100)        (190)
   Proceeds from issuance of Series C preferred stock                                                                 558
   Proceeds from issuance of common stock, net                               370          278            651           47
   Repurchases of common stock for treasury                                                                           (23)
   Cash dividends paid to preferred shareholders                              (9)          (3)           (15)         (67)
   Other, net                                                                                                          (8)
                                                                        --------     --------       --------      -------
Net cash used in financing activities                                        (22)        (351)          (624)        (174)
                                                                        --------     --------       --------      -------
Effect of exchange rates on cash                                              (5)          18             30           23
                                                                        --------     --------       --------      -------
Cash provided by (used in) continuing operations                              62         (380)          (617)        (122)
Cash provided by discontinued operations                                                                               68
                                                                        --------     --------       --------      -------
Net increase (decrease) in cash and cash equivalents                          62         (380)          (617)         (54)
Cash and cash equivalents at beginning of period                             747        1,127          1,426        1,037
                                                                        --------     --------       --------      -------

Cash and cash equivalents at end of period                              $    809     $    747       $    809      $   983
                                                                        ========     ========       ========      =======

Certain amounts for 2002 were reclassified to conform with 2003 classifications.

See notes to the consolidated financial statements.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                                 SEGMENT RESULTS
                            (Unaudited; in millions)

                                                             Telecom-                       Non-segment/    Consolidated
                                                            munications     Technologies    Other items        Total
                                                            -----------     ------------    ------------    ------------
For the three months ended September 30, 2003
Net sales                                                    $    370        $    396         $     6        $    772
Research, development and engineering expenses               $     25        $     55                        $     80
Restructuring, impairment and other charges and credits (1)  $     (2)       $    (11)        $     3        $    (10)
Interest expense                                             $     16        $     20                        $     36
(Benefit) provision for income taxes                         $    (16)       $      5         $   (19)       $    (30)
(Loss) income before minority interests and equity earnings  $    (28)       $     14         $   (30)       $    (44)
Minority interests                                                                  2                               2
Equity in earnings of associated companies                          1              53              21              75
                                                             --------        --------         -------        --------
Net (loss) income                                            $    (27)       $     69         $    (9)       $     33
                                                             ========        ========         =======        ========

For the three months ended September 30, 2002
Net sales                                                    $    366        $    392         $     4        $    762
Research, development and engineering expenses               $     71        $     42                        $    113
Restructuring, impairment and other charges and credits (1)  $     90        $      6         $    29        $    125
Interest expense                                             $     27        $     19         $    (2)       $     44
(Benefit) provision for income taxes                         $    (91)       $      1         $    (1)       $    (91)
Loss before minority interests and equity (losses) earnings  $   (193)       $     (5)        $    (1)       $   (199)
Minority interests                                                                  5                               5
Equity in (losses) earnings of associated companies                (5)             43               4              42
Income from discontinued operations                                                                19              19
                                                             --------        --------         -------        --------
Net (loss) income                                            $   (198)       $     43         $    22        $   (133)
                                                             ========        ========         =======        ========

For the nine months ended September 30, 2003
Net sales                                                    $  1,069        $  1,184         $    17        $  2,270
Research, development and engineering expenses               $     95        $    165         $    (2)       $    258
Restructuring, impairment and other charges and credits (1)  $    (30)       $    107         $    13        $     90
Interest expense                                             $     59        $     59                        $    118
Benefit for income taxes                                     $    (46)       $    (10)        $  (152)       $   (208)
Loss before minority interests and equity (losses) earnings  $   (141)       $    (84)        $  (235)       $   (460)
Minority interests                                                                 72                              72
Equity in (losses) earnings of associated companies               (10)            140              64             194
                                                             --------        --------         -------        --------
Net (loss) income                                            $   (151)       $    128         $  (171)       $   (194)
                                                             ========        ========         =======        ========

For the nine months ended September 30, 2002
Net sales                                                    $  1,268        $  1,146         $    14        $  2,428
Research, development and engineering expenses               $    243        $    127                        $    370
Restructuring, impairment and other charges and credits (1)  $    459        $      9         $   151        $    619
Interest expense                                             $     84        $     52                        $    136
(Benefit) provision for income taxes                         $   (346)       $      5         $    16        $   (325)
Loss before minority interests and equity (losses) earnings  $   (715)       $    (13)        $   (27)       $   (755)
Minority interests                                                                 16               1              17
Equity in (losses) earnings of associated companies               (26)            117               6              97
Income from discontinued operations                                                                48              48
                                                             --------        --------         -------        --------
Net (loss) income                                            $   (741)       $    120         $    28        $   (593)
                                                             ========        ========         =======        ========

(1) Related tax (expense) benefit:
       Three months ended September 30, 2003: $2, $(2), $0 and $0. Three months ended September 30, 2002: $28, $2, $9 and $39. Nine months ended September 30, 2003: $0, $22, $4 and $26. Nine months ended September 30, 2002: $153, $3, $49 and $205.


See notes to the consolidated financial statements.

Non-segment/other items net (loss) income is detailed below:
                                                                    Three months ended            Nine months ended
                                                                      September 30,                 September 30,
                                                                  -----------------------      -----------------------
                                                                     2003         2002           2003         2002
                                                                  ----------    ---------      ----------   ----------
Non-segment (loss) income and other (1)                           $      (4)    $     (5)      $     (29)   $      16
Non-segment restructuring, impairment and other
  charges and credits                                                    (3)         (29)            (13)        (151)
Interest income                                                           7           10              24           34
Asbestos settlement                                                     (51)                        (388)
Gain on repurchases of debt, net                                          2           22              19           90
Benefit (provision) for income taxes                                     19            1             152          (16)
Minority interests                                                                                                  1
Equity in earnings of associated companies (2)                           21            4              64            6
Income from discontinued operations                                                   19                           48
                                                                  ---------     --------       ---------    ---------
Net (loss) income                                                 $      (9)    $     22       $    (171)   $      28
                                                                  =========     ========       =========    =========

(1)  Includes non-segment operations and other corporate activities.
(2)  Includes  amounts  derived  from  corporate   investments  and  activities,
     primarily Dow Corning Corporation in 2003.

See notes to the consolidated financial statements.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (Unaudited; in millions except headcount and per share amounts)



When used in these notes, the terms "we," "our" or "us" refer to Corning Incorporated and its consolidated subsidiaries.

1.   Restructuring, Impairment and Other Charges and Credits

In the third quarter of 2003, we recorded restructuring, impairment and other charges of $16 ($13 after-tax), offset by credits of $26 ($21 after-tax and minority interest), resulting in a net pre-tax credit of $10 ($8 after-tax and minority interest). A summary of these charges and credits follow:

Photonic Technologies

On July 31, 2003, we completed the sale of certain photonic technologies business assets to Avanex Corporation ("Avanex") in exchange for 21 restricted shares of Avanex common stock, which we valued at approximately $53. The transaction generated a loss on sale of $13 ($9 after-tax). In accordance with the sale agreement, Avanex acquired assets related to the optical amplifier facility in Erwin, NY and the optical component plant in Milan, Italy. We also paid Avanex $22 in cash. Approximately 400 employees of the photonic technologies business became employees of Avanex in the third quarter.

In the third quarter of 2003, we recorded a charge of $3 ($4 after-tax) related to the exit of the photonic technologies business for employee separation costs.

We expect to close our pump laser facility in Bedford, MA by the end of the year. Pursuant to a separate arrangement with Avanex, we are manufacturing pump lasers for sale to Avanex in the fourth quarter of 2003. This activity will be completed and the facility closed by December 31, 2003.

Credits

In the third quarter of 2003, we reversed $20 ($18 after-tax) of restructuring reserves related to prior years restructuring charges, primarily in the Telecommunications segment. The reversals included $10 related to employee separation costs which were less than estimated, $6 related to exit costs which were less than estimated and $4 related to proceeds in excess of assumed salvage values for assets that were previously impaired and certain assets management decided to retain as abandoned factories were being dismantled. Approximately $5 of the exit cost reversals listed above related directly to the Avanex transaction.

In addition to the above mentioned credits, we also recorded credits for the following in the third quarter:

- a $5 credit ($2 after-tax and minority interest) related to assets from Corning Asahi Video that were previously impaired but later sold to a third party based in China, and

- a $1 gain on the sale of previously-impaired cost investments in the Telecommunications segment that were sold.

The current restructuring reserve continues to be evaluated as plans are being executed. In addition, since the restructuring program is an aggregation of many individual plans currently being executed, actual costs have differed from estimated amounts. As a result, there may be additional charges or reversals.

2.   Asbestos Settlement

On March 28, 2003, we announced that we had reached agreement with the representatives of asbestos claimants for the settlement of all current and future asbestos claims against us and Pittsburgh Corning Corporation (PCC), which might arise from PCC products or operations. Accordingly, we recorded a charge of $298 ($192 after-tax) in the first quarter. The charge included the value of 25 shares of Corning common stock which we will contribute as part of the settlement. Also at that time, we indicated that any changes in the value of our common stock contribution would be recognized in our quarterly results through the date of contribution to the settlement trust. As required, we recorded a mark-to-market charge of $51 ($31 after-tax) in the third quarter reflecting the increased fair value of the shares to its common stock contribution. We have recorded total charges of $388 ($247 after-tax) to reflect the settlement and to mark-to-market the value of our common stock for the nine months ended September 30, 2003.

3.   Income Tax

In the third quarter of 2003, the effective tax benefit rate excluding certain items such as restructuring, impairment, asbestos settlement and debt transactions was 33 percent for the quarter and nine months ended September 30, 2003.

                              CORNING INCORPORATED
                       QUARTERLY SEGMENT SALES INFORMATION
                                  (In millions)

                                                                           2003
                                                     ------------------------------------------------
                                                         Q1           Q2           Q3        9 Months
                                                     ---------    ---------     --------     --------
Telecommunications
   Fiber and cable                                   $    193     $    178      $   209      $   580
   Hardware and equipment                                 122          136          134          392
   Photonic technologies                                   18           15           10           43
   Controls and connectors                                 19           18           17           54
                                                     --------     --------      -------      -------
     Segment net sales                               $    352     $    347      $   370      $ 1,069
                                                     ========     ========      =======      =======


Technologies
   Display technologies                              $    117     $    135      $   144      $   396
   Environmental                                          115          117          121          353
   Life sciences                                           73           72           70          215
   Conventional video components                           25           24           14           63
   Other technologies businesses                           58           52           47          157
                                                     --------     --------      -------      -------
     Segment net sales                               $    388     $    400      $   396      $ 1,184
                                                     ========     ========      =======      =======



                                                                                  2002
                                                     -------------------------------------------------------------
                                                         Q1           Q2           Q3           Q4          Total
                                                     --------     --------      -------      -------      --------
Telecommunications
   Fiber and cable                                   $    255     $    212      $   195      $   197      $    859
   Hardware and equipment                                 135          153          136          128           552
   Photonic technologies                                   36           39           17           19           111
   Controls and connectors                                 39           33           18           19           109
                                                     --------     --------      -------      -------      --------
     Segment net sales                               $    465     $    437      $   366      $   363      $  1,631
                                                     ========     ========      =======      =======      ========


Technologies
   Display technologies                              $     93     $    102      $   106      $   104      $    405
   Environmental                                           94          102          102           96           394
   Life sciences                                           70           74           71           65           280
   Conventional video components                           43           41           47           35           166
   Other technologies businesses                           69           66           66           67           268
                                                     --------     --------      -------      -------      --------
     Segment net sales                               $    369     $    385      $   392      $   367      $  1,513
                                                     ========     ========      =======      =======      ========







The above supplemental information is intended to facilitate analysis of Corning's businesses.

                                                                    Exhibit 99.2
                                                                    ------------
                  Reconciliation of Non-GAAP Financial Measures
                  ---------------------------------------------

GAAP Reconciliation
Q4 2003

Corning's earnings estimate for the fourth quarter is a non-GAAP financial measure as it excludes certain items listed below. The company believes presenting earnings estimates that exclude these items is helpful in understanding Corning's operating results.

                                                                 Range
                                                           -----------------
Guidance: EPS excluding certain items                      $0.03       $0.04

Announcements not included within guidance:

Gain on sale of CAV equipment(1)

Mark to market for asbestos litigation (2)

(1) Corning expects to record a gain from the sale of CAV equipment to the Henan Anyang CPT Glass Bulb Group, Xinyi Electronic Glass, Co., LTD. The sale is expected to be completed over the remainder of 2003 and 2004, as certain government approvals and other customary asset purchase conditions are met. As these conditions are met and the purchase price is received, Corning will record the gain. The total pre-tax gain is estimated to be $40 million, $13 million after-tax and minority interest. Corning recorded $5 million of the expected gain in the third quarter of 2003. Corning expects to record a similar gain in the fourth quarter and the remainder in 2004.

(2) As part of Corning's asbestos settlement for Pittsburgh Corning, the company will be contributing 25 million shares of Corning common stock to the trust, along with some cash. The common stock is expected to be contributed to the trust in mid-2004, after the claimants have approved the plan and all appeals have been resolved. Until the common stock is attributed to the trust, the change in Corning's stock price from the closing price of $9.42 on 9/3/03 to the closing price on 12/31/03 will be recognized in our fourth quarter results.



Please note that the company may pursue other financing, restructuring and divestiture activities at any time in the future, and that the potential impact of these events is not included within Corning's fourth quarter guidance.

This schedule contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward looking statements are based on current expectations and involve certain risks and uncertainties. Actual results may differ from those projected in the forward looking statements. Additional information concerning factors that could cause actual results to materially differ from those in the forward looking statements is contained in the Securities and Exchange Commission filings of this Company.